Exhibit (a)(5)(A)

The Home Depot Announces Withdrawal and Refiling of Premerger Notification and Report Form under the HSR Act and Extension of Tender Offer to Acquire GMS Inc.

ATLANTA, Georgia – August 7, 2025 – The Home Depot® announced today that it has withdrawn and refiled its Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in connection with The Home Depot’s pending acquisition of GMS Inc. (“GMS”). As previously announced on July 14, 2025, The Home Depot, through its wholly owned subsidiary Gold Acquisition Sub, Inc. (“Purchaser”), commenced an all-cash tender offer to purchase, subject to certain conditions, all of the outstanding shares of common stock of GMS (the “Shares”), at a price of $110.00 per Share in cash, without interest and subject to any required withholding of taxes pursuant to the terms of the previously announced merger agreement, dated June 29, 2025, by and among The Home Depot, Purchaser and GMS (the “merger agreement”).

The Home Depot has elected to withdraw and refile its Premerger Notification and Report Form, which was initially filed on July 21, 2025, to provide the Antitrust Division of the U.S. Department of Justice with additional time for review. Upon such refiling, the waiting period under the HSR Act restarted and the new waiting period will expire at 11:59 p.m., Eastern time, on August 22, 2025.

Consummation of the tender offer remains subject to, among other conditions, the expiration or termination of the applicable waiting period under the HSR Act. As a result, Purchaser is extending the tender offer, which was previously scheduled to expire at one minute after 11:59 p.m., Eastern time, on Friday, August 8, 2025, until one minute after 11:59 p.m., Eastern time, on Friday, August 22, 2025. The tender offer may be extended further in accordance with the merger agreement and the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). All other terms and conditions of the tender offer will remain unchanged during the extended period.

Broadridge Corporate Issuer Solutions, LLC, the depositary for the tender offer, has advised Purchaser that, as of 4:30 p.m., Eastern time, on Wednesday, August 6, 2025, the last business day prior to the announcement of the extension of the tender offer, approximately 13,208,330 Shares have been validly tendered and not properly withdrawn pursuant to the tender offer, representing approximately 34.7% of the outstanding Shares. Stockholders who have already tendered their shares do not need to retender such shares or take any other action as a result of the extension of the tender offer.

 D.F. King & Co., Inc. is acting as the information agent for the tender offer. Requests for documents and questions regarding the tender offer may be directed to D.F. King & Co., Inc. by telephone, toll-free at (800) 331-7543 for shareholders, or collect at (212) 771-1133 for banks and brokers.

About The Home Depot

The Home Depot is the world’s largest home improvement specialty retailer. The company operates more than 2,350 retail stores, over 800 branches and more than 325 distribution centers that directly fulfill customer orders across all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. The company employs over 470,000 associates. The Home Depot's stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.

For more information, contact:

Financial Community	News Media
Isabel Janci	Sara Gorman
Vice President of Investor Relations and Treasurer	Senior Director of External Affairs
770-384-2666	770-384-2852
isabel_janci@homedepot.com	sara_gorman@homedepot.com

Additional Information and Where to Find It

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities of GMS Inc. (“GMS”). The Home Depot, Inc. (“The Home Depot”) and its indirect, wholly owned subsidiary, Gold Acquisition Sub, Inc., have filed a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission (the “SEC”), containing an Offer to Purchase all of the outstanding shares of common stock, related Letter of Transmittal and other related documents, and GMS has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. HOLDERS OF SHARES OF GMS ARE URGED TO CAREFULLY READ THE RELEVANT TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF GMS SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Offer to Purchase, the related Letter of Transmittal and other tender offer documents, as well as the Solicitation/Recommendation Statement, are available to all holders of GMS stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement are available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting The Home Depot or GMS. Copies of the documents filed with the SEC by GMS are available free of charge on GMS’s internet website at https://investor.gms.com. Copies of the documents filed with the SEC by The Home Depot are available free of charge on The Home Depot’s internet website at https://ir.homedepot.com/ or by contacting The Home Depot’s Investor Relations Department at (770) 384-2871.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, The Home Depot and GMS each file annual, quarterly and current reports and other information with the SEC. The Home Depot and GMS’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained herein constitute "forward-looking statements" as defined in the federal securities laws. Forward-looking statements are based on currently available information and current assumptions, expectations and projections of The Home Depot (collectively with its subsidiaries unless the context otherwise indicates, the “Company”) about future events, and may use words such as “may,” “will,” “could,” “should,” “would,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “believe,” “expect,” “target,” "prospects,” “potential,” "commit” and "forecast,” or words of similar import or meaning or refer to future time periods. Forward-looking statements may relate to, among other things, the proposed acquisition of GMS (the “potential acquisition”); the potential benefits of the potential acquisition, including with respect to future financial performance; the anticipated timing of closing of the potential acquisition (including to obtain necessary regulatory approvals); and the anticipated funding for the potential acquisition. Forward-looking statements are subject to substantial risks and uncertainties, including, but not limited to, the following: the possibility that the potential acquisition does not close on the anticipated timeframe or at all (including failure to obtain necessary regulatory approvals and uncertainties as to how many of GMS’s stockholders will tender their shares in the tender offer); risks related to the ability to realize the anticipated benefits of the potential acquisition, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the potential acquisition making it more difficult to maintain business and operational relationships; negative effects of announcing the potential acquisition or the consummation of the potential acquisition on the market price of the Company’s or GMS’s common stock, credit ratings or operating results or on relationships with customers, suppliers and other counterparties; significant costs associated with the potential acquisition; unknown liabilities; the risk of litigation and/or regulatory actions related to the potential acquisition; the demand for the Company’s or GMS’s products and services, including as a result of macroeconomic conditions and changing customer preferences and expectations; the effects of competition; the Company’s brand and reputation; implementation of interconnected retail, store, supply chain, technology innovation and other strategic initiatives, including with respect to real estate; inventory and in-stock positions; the state of the economy; the state of the housing and home improvement markets; the state of the credit markets, including mortgages, home equity loans, and consumer and trade credit; the impact of tariffs, trade policy changes or restrictions, or international trade disputes and efforts and ability to continue to diversify the Company’s supply chain; issues related to the payment methods the Company accepts; demand for credit offerings including trade credit; management of relationships with the Company’s associates, jobseekers, suppliers and service providers; cost and availability of labor; costs of fuel and other energy sources; events that could disrupt the Company’s business, supply chain, technology infrastructure, or demand for the Company’s products and services, such as tariffs, trade policy changes or restrictions or international trade disputes, natural disasters, climate change, public health issues, cybersecurity events, labor disputes, geopolitical conflicts, military conflicts, or acts of war; the Company’s ability to maintain a safe and secure store environment; the Company’s ability to address expectations regarding sustainability and human capital management matters and meet related goals; continuation or suspension of share repurchases; future dividends; capital allocation and expenditures; liquidity; return on invested capital; expense leverage; changes in interest rates; changes in foreign currency exchange rates; commodity or other price inflation and deflation; the Company’s ability to issue debt on terms and at rates acceptable to the Company; the impact and expected outcome of investigations, inquiries, claims, and litigation, including compliance with related settlements; the challenges of operating in international markets; the adequacy of insurance coverage; the effect of accounting charges; the effect of adopting certain accounting standards; the impact of legal and regulatory changes, including executive orders and other administrative or legislative actions, such as changes to tax laws and regulations; store openings and closures; and the impact of other acquired companies on the Company’s organization and the ability to recognize the anticipated benefits of any other acquisitions.

These statements are not guarantees of future performance and are subject to future events, risks and uncertainties – many of which are beyond the Company’s control, dependent on the actions of third parties, or currently unknown to the Company – as well as potentially inaccurate assumptions that could cause actual results to differ materially from the Company’s historical experience and its expectations and projections. These risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. "Risk Factors," and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2025 and also as described from time to time in reports subsequently filed by the Company with the SEC. There also may be other factors that the Company cannot anticipate or that are not described herein, generally because the Company does not currently perceive them to be material. Such factors could cause results to differ materially from the Company’s expectations. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update these statements other than as required by law. You are advised, however, to review any further disclosures the Company makes on related subjects in its filings with the Securities and Exchange Commission and in its other public statements.